PRESS RELEASE	For Immediate Release

Calvin B. Massmann, Chief Financial Officer (615) 366-4600 200 Powell Place Brentwood, Tennessee 37027 www.myTSCstore.com

Investors: Cara O’Brien/Melissa Myron/Rachel Albert Media: Melissa Merrill Financial Dynamics 212-850-5600

TRACTOR SUPPLY COMPANY SIGNS LETTER OF INTENT TO
ACQUIRE DEL’S FARM SUPPLY
~ Provides Second Retail Concept and Entry into Northwest Market ~

Brentwood, Tennessee, July 22, 2005 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced it has signed a letter of intent to purchase privately-held Del’s Farm Supply, Inc. (“Del’s”). Based in Lakewood, Washington, Del’s operates 17 stores, primarily in the Pacific Northwest, that offer a wide selection of products tailored to those who enjoy the rural lifestyle. Del’s specializes in the equine, animal and pet category, which accounts for approximately 70% of its sales. For the year ended December 31, 2004, Del’s generated approximately $34 million in sales.

The acquisition is subject to negotiation and execution of a definitive acquisition agreement that is expected to include representations, warranties, covenants and closing conditions typical for a transaction of this type. There can be no assurances that the parties will enter into a definitive acquisition agreement, that the conditions to closing will be satisfied, or that consummation of this transaction will occur.

Should the acquisition be consummated it would likely close in the third quarter and would be funded with available cash. It is anticipated that the Company would continue to operate the stores as a second retail concept utilizing the Del’s Farm Supply name. The prototypical Del’s store requires 1.25 acres of land, an 8,400 square foot building and an additional 5,000 square foot shed. This would provide the Company with an efficient concept alternative to expand the total geographic markets it addresses. The Company currently anticipates the transaction would be neutral to earnings in 2005 and slightly accretive in 2006.

“The proposed acquisition would provide us an established business in the Pacific Northwest from which we can expand our geographic footprint in an efficient, cost-effective manner,” stated Jim Wright, President and Chief Executive Officer of Tractor Supply Company. “We are attracted to Del’s profitable, well-managed organization that is led by a dynamic and dedicated team. We look forward to the possibility of working with them and sharing best practices, resources, and knowledge across both of our companies.”

As previously announced, Tractor Supply Company will deliver a presentation at an investment community meeting Friday, July 22, 2005 at 7:30 a.m. Eastern Time at the Company’s distribution center in Hagerstown, Maryland. Interested analysts and investors can access a live audio webcast of the presentation at www.myTSCstore.com. Furthermore, an archive of the webcast will be available two hours after the presentation is completed and will be accessible until August 19, 2005.

At June 25, 2005, Tractor Supply Company operated 547 stores in 34 states, focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

Footnote:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding a possible acquisition of Del’s Farm Supply, Inc. These statements include reference to certain factors, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include the ability to consummate the proposed acquisition, the ability to integrate operations and the anticipated impact on the Company’s results of operations in future periods. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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